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                                                                    EXHIBIT 99.2
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FOR IMMEDIATE RELEASE:                      Contact:  Nancy J. Sterling, APR
January 28, 2002                                      ML Strategies, LLC
                                                      617-348-1811


               ACT MANUFACTURING, INC. ANNOUNCES NASDAQ DELISTING

Hudson, Massachusetts, January 28, 2002 - ACT Manufacturing, Inc. today announced that its common stock was delisted from The Nasdaq Stock Market effective with the open of business this morning. The Company intends to seek to have one or more market makers quote its common stock on the OTC Bulletin Board.

ACT Manufacturing, Inc., headquartered in Hudson, Massachusetts, provides value-added electronics manufacturing services to original equipment manufacturers in the networking and telecommunications, computer and industrial and medical equipment markets. The Company provides OEMs with complex printed circuit board assembly primarily utilizing advanced surface mount technology, electro-mechanical subassembly, total system assembly and integration, mechanical and molded cable and harness assembly and other value-added services. The Company has operations in California, Georgia, Massachusetts, Mississippi, France, England, Ireland, Mexico, Singapore, Taiwan and Thailand.

On December 21, 2001, the Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court in Worcester, Massachusetts. The Company continues to operate its business and manage its affairs as a debtor-in-possession. ACT is represented by Richard Mikels and the commercial law group from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and a team from Zolofo Cooper.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are neither guarantees nor promises, but which are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. We caution you not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Forward-looking statements relate, among other things, to the intention to seek to have market makers quote ACT's common stock on the OTC Bulletin Board and ACT's role in the electronics manufacturing services market. Risks and uncertainties include, among others: changes or anticipated changes in economic conditions; trends in the electronics industry; the strength of our customers' markets and future customer demands; the financial condition of our customers; the inability to achieve satisfactory financial arrangements with bank lenders and other financial sources; the inability to successfully integrate acquired businesses, the inability to achieve expected synergies and cost associated with acquisitions; the

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effectiveness of managing manufacturing processes; increased competition and its effects on pricing, revenues and gross margins, and our customer base; our ability to timely complete, configure and ship products; and changes, reductions, delays or cancellations of customer orders. In addition, our business and results of operations are subject to numerous additional risks and uncertainties, including the short-term nature of customer orders, customers' announcements and introductions of new products or new generations of products, evolutions in the life cycles of customers' products, inventory obsolescence and currency exchange rate movements. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001.